EXHIBIT 10.1

Named Executive Officer Salary and Bonus Arrangements for 2006

Base Salaries

             The base salaries for 2006 for the executive officers (the "named executive officers") of MutualFirst Financial, Inc. (the "Company") and Mutual Federal Savings Bank who will be named in the compensation table that will appear in the Company's upcoming 2006 annual meeting proxy statement are as follows:

Name and Title	Base Salary
David W. Heeter President and Chief Executive Officer of the Company	$225,000
Patrick C. Botts Executive Vice President of the Company and President and Chief Operating Officer of the Bank	$182,000
Timothy J. McArdle Chief Financial Officer of the Company and the Bank	$166,500
Steven R. Campbell Senior Vice President of the Bank	$155,000
Steven C. Selby Senior Vice President of the Bank	$144,000

Description of 2006 Bonus Plan

             The Company has established a cash incentive bonus plan for all officers and employees of the Company and the Bank. Bonuses will be paid under this bonus plan, if and to the extent the Company's performance quarterly meets or exceeds minimum levels on certain key performance indicators, including loan and deposit growth, net interest margin, fee income, number of customers, number of deposit accounts, the ratio of non-performing loans to total assets, net charge-offs and general and administrative expenses.

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             The key performance indicators used to determine whether any bonuses will be paid under the bonus plan will be the same for all employees. The amounts of the bonuses under the bonus plan will be determined by multiplying the employee's salary by the employee's payout percentage. While the payout percentages vary from employee to employee, they will increase proportionately for all employees if and to the extent the Company attains a performance level above the minimum threshold. Performance thresholds and key performance indicators have been set for 2006 ("2006 Bonus Plan"). The expected payout percentages for the named executive officers under the 2006 bonus plan, if the Company meets the expected performance levels are as follows:
Name and Title	Payout Percentage at Expected Performance Level
David W. Heeter President and Chief Executive Officer of the Company	11.4%
Patrick C. Botts Executive Vice President of the Company and President and Chief Operating Officer of the Bank	10.5%
Timothy J. McArdle Chief Financial Officer of the Company and the Bank	9.5%
Steven R. Campbell Senior Vice President of the Bank	9.5%
Steven C. Selby Senior Vice President of the Bank	9.5%

             Depending on whether the Company's actual performance is above or below the expected performance level, these percentages may differ from the stated amounts.

End.